Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Form S-1 of Evolution Metals & Technologies Corp. of our report dated March 31, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of KCM Industry Co., Ltd. as of December 31, 2025 and for the year then ended, which report appears in such Form S-1. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Grassi & Co., CPAs, P.C.
Grassi & Co., CPAs, P.C.

Glastonbury, Connecticut
July 6, 2026